EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)


                                    THREE MONTHS ENDED                             YEAR ENDED DECEMBER 31,
                                        MARCH 31,
                                 Pro Forma                          Pro Forma

                                  1996(1)    1996       1995          1995(1)     1995        1994        1993       1992      1991
                           -------------- -------    -------   -----------     -------     -------     -------    -------  --------
Income (loss) from
  continuing operations
  before income taxes         $1,589       $2,665     $7,779     $(20,815)   $(16,408)     $13,997     $30,417    $25,940    $16,350
                              ------       ------     ------    ----------  ----------    --------    --------   --------   --------

Adjustments:
  Interest expense, net of
    amortization of deferred
    debt issuance costs        6,083        5,350      5,329        28,402      24,447       9,996       1,521      1,121      3,147
  Discount on accounts
    receivable securitization    974          744         --           641         641          --          --         --         --
  Amortization of deferred
   debt issuance costs           563          450         62         1,543       1,091         159           9          7         45
  One-third of rent expense    2,073        2,073      2,177         8,997       8,997       7,088       4,286      3,776      3,489
                               -----      -------    -------     ---------   ---------   ---------   ---------  ---------  ---------
    Total fixed charges        9,693        8,617      7,568        39,583      35,176      17,243       5,816      4,904      6,681
                               -----      -------    -------     ---------   ---------   ---------   ---------  ---------  ---------

    Total earnings           $11,282      $11,282    $15,347       $18,768     $18,768     $31,240     $36,233    $30,844    $23,031
                             =======     ========   ========      ========    ========    ========    ========   ========   ========

Ratio of earnings to fixed

  charges (deficiency)          1.16        1.31       2.03      $(20,815)   $(16,408)       1.81        6.23       6.29       3.45
                           =========       ====================  ==========  ========== ==========  ==========  =========  =========

- ---------------------------
(1) Gives effect to the Offering and the application of the net proceeds therefrom to reduce outstanding indebtedness under the Senior Credit Facility (but not the other aspects of the Refinancing).